CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated August 12, 2015 with respect to the consolidated financial statements of Energy Transfer Partners, L.P. included in the Current Report on Form 8-K dated August 12, 2015. We have also issued our report dated March 2, 2015 with respect to the internal control over financial reporting of Energy Transfer Partners, L.P. included in the Annual Report on Form 10-K for the year ended December 31, 2014. Such reports are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned reports in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Dallas, Texas
November 20, 2015